Exhibit 99.2

Telestone Technologies Corporation Issues Correction to Press Release Announcing its Fourth-Quarter and Full-Year 2011 Results (Correction Notice)

Press Release: Telestone Technologies Corporation – Thu, Apr 19, 2012 5:42 AM EDT

Beijing, April 19, 2012 /PRNewswire-Asia-FirstCall/ — Telestone Technologies Corporation (NASDAQ: TSTC - News) (“Telestone” or the “Company”), a leading developer and provider of telecommunications local-access networks in China, today announced a correction to its press release issued on Friday, March 30, 2012, U.S. Eastern Time entitled “Telestone Technologies Corporation Announces Fourth-Quarter and Full-Year 2011 Results”.

In the press release, the numbers for selling, general and administrative (SG&A) expense and the accounts receivable turnover period (DSOs) were misstated. The corrected statements follow:

Selling, general and administrative (SG&A) expense was $12.0 million in the fourth quarter, or 29.5% of total revenue, up from $9.4 million, or 15.4% of total revenue, in the year-ago quarter.

The accounts receivable turnover period (DSOs) for the year ended December 31, 2011 was 690 days, compared to 355 days for 2010.

About Telestone Technologies Corporation

Telestone is a leader and innovator in wireless local-access network technologies and solutions. The company has a global presence, with 30 sales offices throughout China and a network of international branch offices and sales agents. For more than ten years, Telestone has installed radio-frequency (RF)-based 1G and 2G systems throughout China for leading telecommunications companies. After intensive research on the needs of carriers in the 3G age, Telestone developed and commercialized its proprietary third-generation local-access network technology, WFDS(TM) (Wireless Fiber-optic Distribution System), which provides a scalable, multi-access local access network solution for China’s three cellular protocols. Telestone also offers services including project design, manufacturing, installation, maintenance and after-sales support. The Company has approximately 1,500 employees.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of Telestone Technologies Corporation and its subsidiary companies. Forward looking statements can be identified by the use of forward-looking terminology such as “believes, expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Telestone Technologies is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.